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                                                                    EXHIBIT 99.1

                 AUTOBYTEL.COM TO EXTEND ONLINE AUTO MARKET LEAD
                     WITH AGREEMENT TO ACQUIRE CARSMART.COM

IRVINE, CA; OCTOBER 15, 1999 -- Autobytel.com (Nasdaq: ABTL), the leading international automotive e-commerce provider, today announced it has executed a definitive agreement to acquire A.I.N. Corporation, the owner of CarSmart.com, the third most visited online buying site for new vehicles.

Launched in 1995, CarSmart.com is second only to Autobytel.com in terms of brand awareness(1) among online car buying services and has strategic marketing agreements with seven of the top twenty portals, including AOL, GO Network, AltaVista, LookSmart and Snap.com. In addition, CarSmart.com is the car buying service and software provider for over 240 credit unions with over 10 million members. CarSmart.com currently generates approximately 43,000 purchase requests per month for its network of over 1,000 subscribing dealers.

"The combined strength of the Autobytel.com and CarSmart.com brands creates an industry powerhouse in terms of market penetration, web reach, and automotive services. Our sites will be the platforms for driving innovation in this industry, and creating business models to serve various segments of the market," said Mark Lorimer, President and CEO of Autobytel.com.

"The online car buying and service market is growing so rapidly that we are taking advantage of every opportunity to consolidate the marketplace and quickly expand our consumer and dealer reach, further separating Autobytel.com from the pack."

In addition to subscription fees from its network of dealers, CarSmart receives revenues from its proprietary automotive content, its credit union program, and from ancillary services such as finance and insurance.

CarSmart.com's content initiatives include designing and marketing automotive databases and providing information to aid consumers through every aspect of the automotive purchasing and ownership lifecycle, including Auto Test Drive Reviews, Auto Advisor, Vehicle Configurator and Consumer Buyer's Guide. Among CarSmart.com's Internet technology innovations are software created to facilitate vehicle pricing and configuration and a scalable e-commerce infrastructure.

According to Lorimer, the Autobytel.com and CarSmart.com web sites will continue to operate independently, although there will be considerable opportunities for sharing of content, technology infrastructure, marketing programs and dealer support services. In addition, savings may be realized from the consolidation of some administrative functions and expenses.


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(1) According to a study by Opinion Research Corporation. The telephone study of a nationally projectable sample of 1010 adults, 18 and over, was conducted by Opinion Research Corporation International, Princeton, N.J. and sponsored by Autobytel.com.

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"We are very excited to be teaming up with the company that has set the pace in the online auto industry," said Michael Gorun, President and CEO of CarSmart.com. "The operating models and strategies of Autobytel.com and CarSmart.com are similar in many respects, which make us ideal candidates for integration."

Under terms of the agreement, Autobytel.com will acquire the outstanding stock of privately-held A.I.N Corporation for 1.8 million shares of common stock and $3 million in cash. The closing of the acquisition is subject to certain conditions, including satisfactory audited financial statements, and is expected to be completed in the fourth quarter of 1999. Mr.Gorun will continue as president of the wholly owned subsidiary.

ABOUT AUTOBYTEL.COM

Internationally-branded Autobytel.com (www.autobytel.com) is the acknowledged leader in online automotive commerce(2). The most comprehensive automotive Internet site, Autobytel.com offers consumers a positive purchasing and ownership experience, while providing its Accredited Dealer Network with the most efficient way to reach online car buyers. As it assists consumers through every aspect of the automotive life cycle, Autobytel.com provides continuity into the next vehicle purchase. Launched in March 1995, Autobytel.com's low-cost, no-haggle car-buying program is available in the U.S., Canada (www.autobytel.ca), the United Kingdom (www.autobytel.co.uk) and Sweden (www.autobytel.se). In 1999, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the second year in a row(3).

ABOUT CARSMART

CarSmart.com (http://www.carsmart.com) is an established, top-rated facilitator of automotive sales through the Internet. CarSmart.com aggregates an extensive collection of rich automotive content to assist consumers in researching, buying, selling, leasing, financing and insuring new and pre- owned vehicles. CarSmart.com offers the consumer an Accredited Dealer Network of over 1,000 nationwide. CarSmart.com can be accessed at ( http://www.carsmart.com). CarSmart.com is headquartered in San Ramon, California.

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, the failure to close the acquisition of A.I.N. Corporation, changes in A.I.N. Corporation's financial performance, and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission.

CONTACTS:         AUTOBYTEL.COM/MEDIA RELATIONS
                  RBI Communications
                  323.960.1360
                  Cassandra Cavanah, ext. 30 (cassandra@rbicom.com)
                  Betsy Smith Isroelit, ext. 17 (betsy@rbicom.com)

                  AUTOBYTEL.COM/INVESTOR RELATIONS
                  Financial Relations Board
                  Don Markley (general)
                  Kate Rajeck (analyst)
                  415.986.1591

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(2) As reported by J.D. Power and Associates, Autobytel.com generates nearly as many new-vehicle sales as its two closest competitors combined.

(3) J.D. Power and Associates 1998-1999 Dealer Satisfaction With Online Buying Services Studies(SM). 1999 study conducted among dealership Internet specialists who completed 1,024 individual evaluations.



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